Exhibit 10.63

October 19, 2023

Re: Amendment to September 8, 2022, Letter Agreement

Jodie Morrison

Dear Jodie:

On behalf of Q32 Bio, Inc (the “Company”), I am pleased to confirm our offer to amend the terms of the letter agreement you entered into with the Company dated September 8, 2022 (the “Letter Agreement”).

1. The Amendment. Except to the extent specifically set forth herein in this amendment (this “Amendment”), the Letter Agreement shall remain in full force and effect and apply to the Letter Agreement and to this Amendment.

(a) Section 1 of the Letter Agreement shall be supereceded and replaced with the following:

2. Position. As CEO, you will report to the Board of Directors of the Company (the “Board”) and have such powers and duties as may from time to time be prescribed by the Board. You will also serve on the Board for so long as you remain CEO. You will commence full-time employment with the Company on October 19, 2023 (the “Full-Time Employment Commencement Date”).

It is understood and agreed that, while you render services to the Company as CEO, any other employment, consulting or other business activities (whether full-time or part-time) must be approved by the Board. Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company. The Board acknowledges and agrees that you may continue as a chair of the board of directors of Ribon Therapeutics and member of the board of directors of Aileron Therapeutics and Rectify Pharmaceuticals.

(b) Section 3 of the Letter Agreement shall be superseded and replaced with the following:

3. Compensation and Related Matters.

(a) Base Salary. Effective upon the Full-Time Commencement Date, the Company will pay you a base salary at the rate of $545,000 per year, payable in accordance with the Company’s standard payroll schedule for its executives and subject to applicable deductions and withholdings. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

(b) Annual Bonus. You will be eligible to receive an annual performance cash bonus targeted at 50% of your Base Salary during the applicable bonus period (“Target Bonus”). The actual bonus amount is discretionary and will be determined by the Board. To receive an annual bonus, you must be employed by the Company as of the payment date of such bonus (“Bonus Pay Date”). The Bonus Pay Date will be no later than March 15th of the calendar year following the calendar year to which such bonus relates.

(c) Compensation Adjustment Following Public Offering. At the first compensation adjustment following the Company’s Public Listing, the Company agrees to adjust your Base Salary and Annual Bonus to no less than the seventy fifth (75th) percentile for chief executive officers at public biotechnology companies that are similar in size, development stage and location as the Company, as determined by the Board in its reasonable good faith discretion, after considering peer group and comparator data provided to the Board by a professional compensation consultant. For purposes hereof, “Public Listing” shall mean (i) any initial public offering of the Company’s securities following which the Company’s securities are publicly traded on an internationally recognized stock exchange or (ii) any merger or other business combination of the Company with or into another corporation or corporations if the Company’s stock (or the stock of any parent corporation thereof) is publicly traded on an internationally recognized stock exchange (including, for the avoidance of doubt, the consummation of that process currently being contemplated known as Project Kenobi).

(d) Expenses. The Company will promptly reimburse you for all reasonable expenses incurred by you in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives.

(e) Benefits. As of the Full-Time Employment Commencement Date, you will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s executives. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods and hours requirements, if applicable, will be made available to you when such benefit(s) become available. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.

(c) Section 4 of the Letter Agreement shall be superseded and replaced with the following:

4. Equity. In connection with the commencement of your employment:

(a) Initial Equity Award. The Company granted you an option to purchase 3,180,288 shares of common stock, which equals approximately 2.375% of the Company’s shares on a fully diluted basis as of the date of this Agreement (the “Initial Equity Award”). The Initial Equity Award will continue to vest ratably on a monthly basis over 48 months with the first vesting date on the one-month anniversary of the Start Date (as defined in the Letter Agreement), subject to continued employment on each applicable vesting date.

(b) Second Equity Award. The Company granted you an option to purchase 3,180,288 shares of common stock, which equals approximately 2.375% of the Company’s shares on a fully diluted basis as of the date of this Agreement (the “Second Equity Award”). The Second Equity Award will vest ratably on a monthly basis over 48 months with the first vesting date on the one-month anniversary of the Full-Time Employment Commencement Date, subject to continued employment on each applicable vesting date.

In connection with the Full-Time Employment Commencement Date:

(i)

Third Equity Award. The Company will grant you an option to purchase shares of common stock, which equals approximately .25% of the Company’s shares on a fully diluted basis as of the grant date (the “Third Equity Award”). The Third Equity Award will vest ratably on a monthly basis over 48 months with the first vesting date on the one-month anniversary of the Full-time Employment Commencement Date, subject to continued employment on each applicable vesting date. Such grant will be made if and when the Company obtains a third-party valuation of the Company’s Common Stock while the Company remains private and acceptable to the Board; if such grant does not occur before the Company’s Public Listing, then such grant shall be included in the Public Grant described below, with the vesting for the Public Grant adjusted to reflect that a number of options of such Public Grant equal to such .25% of the Company’s shares shall start vesting on and pursuant to the terms provided above for the Third Equity Award (with, for clarity, the remainder of the options subject to the Public Grant starting to vest as provided below).

(ii)

Anti-Dilution/True-Up Awards. As part of your overall compensation as full-time CEO, and subject to the approval of the Board and your continued employment with the Company as CEO, for as long as the Company remains a private company, and up to and through the Company’s Public Listing, you will be granted one or more true-up stock option awards following the consummation by the Company of each preferred stock financing and the Company’s Public Listing, up and through the Company’s Public Listing. Each such true-up stock option award shall be referred to as a “True-Up Option Award”, and collectively, the “True-Up Option Awards”; further, the award to be made in connection with the Company’s Public Listing may also be referred to as the “Public Grant”). Each True-Up Option Award will be exercisable for an additional number of shares of the Company’s Common Stock such that the total number of shares of the Company’s Common Stock that are subject to all True-Up Option Awards (including the pending grant), plus the number of shares underlying your Initial Equity Award, the Second Equity Award, Third Equity Award, any prior True Up Award(s) and any other Discretionary Equity Awards will together represent 5% of the Company’s capital stock (or after a Public Listing, the stock of any parent corporation of the Company if applicable) on a fully-diluted basis as of the applicable closing (including any unallocated stock options or other awards then reserved under the Company’s equity incentive plan), with the understanding that any PIPE financing closed by the publicly listed company (be it the Company or any parent corporation of the Company) concurrent with or immediately after the Public Listing will be treated as part of the Public Listing for purposes of calculating such 5%.

Each True-Up Option Award will be granted after the closing of the applicable tranche of any such preferred financing, and while a private company any such grant may be delayed for the Company to obtain a third-party valuation of the Company’s Common Stock as the Board may elect. A True-Up Option Award, if granted, will vest over 48 months with the first vesting date on the one-month anniversary of the date of the preferred stock financing closing or the Public Listing for such True-Up Option Award as applicable, subject to continued employment on each applicable vesting date (subject to the last sentence of Section 4(i)). The Public Grant will be granted as of the closing of the Public Listing or promptly thereafter, as the Board may elect in consultation with you, based on the closing pricing of the Public Listing or the then current end-of-day trading price for the Company (or any parent corporation of the Company after the Public Listing).

The Company’s obligation described in this clause (ii) will terminate as of the Public Listing (including any such PIPE), or upon a Change of Control if earlier; provided that if the Public Listing does not occur within 6 months of the Full-Time Employment Commencement Date, absent further agreement with you, then the foregoing 5% anti-dilution protection will apply only to private financings of the Company that are independent of any Public Listing, and will not apply to the Public Listing (or any private financing immediately before or concurrent with the Public Listing and that contingent on any such Public Listing) and there will be no Public Grant.

(iii)

Equity Documents. The Initial Equity Award and the Second Equity Award, the Third Equity Award and any True-Up Option Award and/or Discretionary Equity Award shall be subject to the terms of and contingent upon your execution of award agreements issued pursuant to the Company’s equity incentive plan (or the plan of any parent corporation of the Company after a Public Listing) then in effect (together, the “Equity Documents”).

(iv)

Discretionary Equity Awards. At the Board’s sole discretion, you may be eligible for additional equity awards in the form of restricted stock and/or stock options, subject to your continued employment as of the applicable grant date and any other terms and conditions established by the Board, including with respect to vesting (such awards, collectively “Discretionary Equity Awards”).

5. Miscellaneous. The provisions of this Amendment shall survive the termination of your employment to the extent necessary to effectuate the terms contained herein and you hereby reaffirm your Continuing Obligations as defined in the Letter Agreement. The headings and other captions in this Amendment are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Amendment may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

To accept the terms of this Amendment, please sign and return this Amendment. We look forward to you continuing in the role as CEO of the Company.

Very truly yours,

/s/ Mark Iwicki
Name: Mark Iwicki
Title: Board of Directors

I have read and accept this Amendment:

/s/ Jodie Morrison
Jodie Morrison

Date: 10/19/2023